Exhibit 99.1

Liberty Media Corporation and Starz Announce Completion of Spin-Off

ENGLEWOOD, Colo. - January 11, 2013 - Liberty Media Corporation (“Liberty”) (Nasdaq: former LMCAV, former LMCBV, LMCAD, LMCBD) and Starz (Nasdaq: STRZA, STRZB) announced the completion of the spin-off (the “Spin-Off”) of Liberty from Starz at 5:00 p.m., New York City time, today. As a result, Liberty and Starz are now separate publicly traded companies. As announced earlier, in connection with the Spin-Off, Liberty changed its name from “Liberty Spinco, Inc.” to “Liberty Media Corporation,” and Starz changed its name from “Liberty Media Corporation” to “Starz.”  Both companies will begin trading regular way on The Nasdaq Stock Market, under the symbols listed above, on Monday, January 14, 2013.

Following the Spin-Off, Liberty’s principal businesses and assets include its consolidated subsidiaries Atlanta National League Baseball Club, Inc. and TruePosition, Inc., equity affiliates Sirius XM Radio Inc. and Live Nation Entertainment, Inc. and minority investments in public companies such as Barnes & Noble, Inc., Time Warner Inc., Time Warner Cable Inc. and Viacom Inc.. Starz’ businesses and assets consist of those of Starz, LLC, its wholly owned subsidiary.

As a result of the Spin-Off, Christopher Albrecht, Irving Azoff, Derek Chang, Susan Lyne, Jeffrey Sagansky, Daniel Sanchez, Charles Tanabe and Robert Wiesenthal joined the board of directors of Starz, following the resignation of all of the former Liberty Media Corporation directors (other than Gregory Maffei, who remains a director of Starz). Liberty’s board of directors currently consists of all of the directors who previously served on the board of directors of the former Liberty Media Corporation prior to the Spin-Off: John Malone, Gregory Maffei, Robert Bennett, Donne Fisher, Ian Gilchrist, Evan Malone, David Rapley, Larry Romrell and Andrea Wong.

Prior to the Spin-Off, Starz utilized cash on hand and borrowings under its bank credit facility and distributed an additional $1.2 billion to Liberty Media Corporation (previously, Starz had distributed $600 million to Liberty Media Corporation).  Starz has approximately $450 million available to borrow under its bank credit facility after this distribution.

Following the Spin-Off, Liberty will have approximately $450 million available under its stock repurchase program, and Starz will have approximately $400 million available under its stock repurchase program.

About Liberty Media Corporation

Liberty (Nasdaq: former LMCAV, former LMCBV, LMCAD, LMCBD) owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in SiriusXM, Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic

U.S. pay television channels (Starz Channels), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Channels is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of September 30, 2012, STARZ and ENCORE serve a combined 55 million subscribers, including 21 million at STARZ, and 34 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Channels’ third network MOVIEPLEX®, air over 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY.  Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420

Starz
Courtnee Ulrich, 720-875-5420